UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

HERSHA HOSPITALITY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-14765 (Commission File Number)	251811499 (IRS Employer Identification No.)

510 Walnut Street, 9th Floor

Philadelphia, Pennsylvania 19106

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 5, 2006, Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”) and Hersha Hospitality Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into an underwriting agreement with UBS Securities LLC and Wachovia Capital Markets, LLC, as representatives of the underwriters named in the underwriting agreement. Pursuant to the terms of the underwriting agreement, the Company agreed to sell, and the underwriters agreed to purchase, subject to the terms and conditions set forth in the underwriting agreement, 7,200,000 of the Company’s common shares at a public offering price of $11.20 per share (the “Offering”). In addition, the Company granted to the underwriters a 30-day option to purchase an additional 1,080,000 of the Company’s common shares to cover over-allotments, if any. The net proceeds of the Offering after deducting underwriting discounts, commissions and estimated offering expenses, and before giving effect to the over-allotment option, will be $76.5 million. The underwriting agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The preceding description is qualified in its entirety by reference to the underwriting agreement, a copy of which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Underwriting Agreement dated December 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST
Date: December 7, 2006	By:	/s/ Ashish R. Parikh

Ashish R. Parikh
Chief Financial Officer